Exhibit 99
Bemis Company Reports Strong Second Quarter Earnings

Neenah, Wisconsin, July 26, 2018 - Bemis Company, Inc. (NYSE:BMS) today reported financial results for its second quarter ended June 30, 2018. Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, adjusted EBITDA, and net debt.

SUMMARY OF THE QUARTER

	Q2			Q2 YTD
($ in millions except per share amounts)	2018	2017	change	2018	2017	change
Earnings Per Share	$0.51	$0.30	70.0%	$1.03	$0.85	21.2%
Adjusted Earnings Per Share	$0.68	$0.48	41.7%	$1.31	$1.06	23.6%

U.S. Packaging Operating Profit	$89.9	$80.1	$9.8	$177.1	$163.6	$13.5
Latin America Packaging Operating Profit	$9.0	$2.9	$6.1	$17.0	$16.5	$0.5
Rest of World Packaging Operating Profit	$18.7	$14.8	$3.9	$35.2	$28.4	$6.8

Refer to the reconciliation of Non-GAAP measures detailed in the attached schedule, including adjusted earnings per share, referenced in this release.

“We delivered strong earnings this quarter and continued to make progress on Agility, which is our plan to fix, strengthen, and grow our business,” said William F. Austen, Bemis Company’s President and Chief Executive Officer. “Operating profit increased $20 million compared to last year, with strong improvement in all of our business segments. In our U.S. business, operating profit increased nearly $10 million as a result of the benefits of Agility and strong operations within our factories. In our Latin America business, despite currency translation headwinds, operating profit increased $6 million due to continued variable and fixed cost improvements made in light of the challenging economic environment in Brazil. Our teams in Brazil also did an excellent job mitigating the impact from the nationwide trucker strike during the quarter. And in our Rest of World business, operating profit increased nearly $4 million driven by strong organic sales growth of healthcare packaging.”

Austen continued, “We delivered a solid first half in 2018, increasing adjusted earnings per share by $.25 over the prior year. Our teams across the globe are committed to improving our business for the long-term.”

AGILITY PROGRESS

As part of the Company’s previously-announced improvement plan called “Agility” to fix, strengthen, and grow its business, the fix aspect of this plan includes a restructuring and cost savings target of $65 million pre-tax by the end of 2019. The Company continues to expect approximately $35 million of benefit in 2018.

Agility-related savings were approximately $9 million during the second quarter of 2018, for a year-to-date total of $17 million, reflecting a solid pace to meet the Company’s full year 2018 savings plan. These savings include benefits from reducing administrative positions and other fixed and variable costs.

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $683.7 million for the second quarter of 2018 represented an increase of 3.4 percent compared to the same period of 2017. The increase in net sales was driven primarily by higher selling prices and mix partially offset by lower unit volumes of approximately one percent. Lower unit volumes were driven by the Company’s planned shutdown of infant care business at its Shelbyville, Tennessee facility.

U.S. Packaging operating profit increased to $89.9 million in the second quarter of 2018, or 13.1 percent of net sales, compared to $80.1 million, or 12.1 percent of net sales, in 2017. The increase in U.S. Packaging operating profit was driven by cost savings from the Company’s Agility plan and improved operations.

Latin America Packaging
Latin America Packaging net sales of $158.5 million for the second quarter of 2018 represented a decrease of 7.3 percent compared to the same period of 2017. Currency translation decreased net sales by 16.1 percent. Organic sales growth of 8.8 percent reflects improved sales price and mix partially offset by decreased unit volumes of approximately two percent driven by the nationwide trucker strike in Brazil during the quarter.

Latin America Packaging operating profit increased to $9.0 million in the second quarter of 2018, or 5.7 percent of net sales, compared to $2.9 million, or 1.7 percent of net sales, in 2017. The net impact of currency translation decreased operating profit during the second quarter by $1.5 million. The net increase in Latin America Packaging operating profit was driven by variable and fixed cost savings from operational improvements implemented in light of the challenging economic environment in Brazil and the Company’s Agility plan.

Rest of World Packaging
Rest of World Packaging net sales of $191.1 million for the second quarter of 2018 represented an increase of 6.3 percent compared to the same period of 2017. Currency translation increased net sales by 4.8 percent. The acquisition of Evadix increased net sales by 1.0 percent. Organic sales growth of 0.5 percent reflects increased unit volumes of approximately one percent partially offset by sales price and mix.

Rest of World Packaging operating profit increased to $18.7 million in the second quarter of 2018, or 9.8 percent of net sales, compared to $14.8 million, or 8.2 percent of net sales, in 2017. The net impact of currency translation increased operating profit during the second quarter by $0.7 million. The increase in operating profit in Rest of World Packaging was driven by increased sales volume and strong performance in healthcare packaging.

CASH FLOW AND CAPITAL STRUCTURE

Cash flow from operations for the three months ended June 30, 2018 was $106.5 million, compared to $106.0 million in the prior year.

Total company net debt to adjusted EBITDA was 2.6 times at June 30, 2018.

OUTLOOK

Management revised its full year 2018 adjusted diluted earnings per share guidance to the range of $2.75 to $2.85 compared to the previous range of $2.75 to $2.90.

Austen stated, “We are trimming the top of our earnings per share guidance range by $.05 on account of headwinds from currency translation. During the second quarter, the Brazilian Real and Argentine Peso devalued; our balance of year plan assumes that current rates remain and adversely impact translation of profits. In line with our outlook at the beginning of the year, we continue to expect full year operating profit margin in our Latin America business to increase 100 basis points as compared to last year.”

Austen further commented, “We continue to execute Agility to deliver cost savings, and we remain focused on driving our Agile Lane initiative which aligns our people, processes, and assets to excel at short-run business.”

Management revised its full year 2018 cash from operations guidance to the range of $410 to $430 million, as compared to the previous range of $420 to $450 million, on account of currency and working capital due to the pace of planned inventory reductions. Expected restructuring and related cash costs are included in management’s guidance range and remain unchanged for 2018 at $50 million.

Management continues to expect capital expenditures for 2018 between $150 and $160 million.

Management expects an effective income tax rate for 2018 of approximately 23 percent, which includes the benefit of U.S. tax reform.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted diluted earnings per share, organic sales growth or decline, adjusted EBITDA and net debt to adjusted EBITDA, and adjusted return on invested capital.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to the effect of changes in currency exchange rates, acquisitions, and restructuring, including employee-related costs, equipment relocation costs, accelerated depreciation and the write-down of equipment.  These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog and changes in the fair value of deferred acquisition payments.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management of the Company uses the non-GAAP measures to evaluate operating performance and believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. All historical non-GAAP information is reconciled with reported GAAP results. Forward looking non-GAAP measures contained in our 2018 outlook are reconciled to GAAP measures as practically as possible.  However, we are not providing U.S. GAAP guidance or a reconciliation of full year 2018 adjusted EPS to U.S. GAAP EPS because we are unable to predict with reasonably certainty the ultimate outcome of certain significant items without unreasonable effort.  These items include, but are not limited to, restructuring expenses, asset impairments, possible gains or losses on the sale of businesses or other assets, certain other gains or losses and the income tax effects of these items and/or other income tax-related events.  These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP EPS for the guidance period.

FORWARD-LOOKING STATEMENTS

This release contains certain estimates, predictions, and other “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended).  Forward-looking statements are generally identified with the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “plan,” “project,” “should,” “continue,” or the negative thereof or other similar expressions, or discussion of future goals or aspirations, which are predictions of or indicate future events and trends and which do not relate to historical matters.  Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance (financial and otherwise), including those of acquired companies, perceived opportunities in the market and statements regarding our strategy and vision.  Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Factors that could cause actual results to differ from those expected include, but are not limited to:

•	The ability of our foreign operations to maintain working efficiencies, as well as properly adjust to continuing changes in global politics, legislation, and economic conditions;

•	A failure to realize the full potential of our restructuring activities;

•	Changes in the competitive conditions within our markets, as well as changes in the demand for our goods;

•	Changes in the value of our goodwill and other intangible assets;

•	Our ability to retain and build upon the relationships and sales of our key customers;

•	The potential loss of business or increased costs due to customer or vendor consolidation;

•	The costs, availability, and terms of acquiring our raw materials (particularly for polymer resins and adhesives), as well as our ability to pass any price changes on to our customers;

•	Changes in import and export regulation that could subject us to liability or impair our ability to compete in international markets;

•	Variances in key exchange rates that could affect the translation of the financial statements of our foreign entities;

•	Our ability to effectively implement and update our global enterprise resource planning ("ERP") systems;

•	Our ability to realize the benefits of our acquisitions and divestitures, and whether we are able to properly integrate those businesses we have acquired;

•	Fluctuations in interest rates and our borrowing costs, along with other key financial variables;

•	A potential failure in our information technology infrastructure or applications and their ability to protect our key functions from cyber-crime and other malicious content;

•	Changes in our credit rating;

•	Unexpected outcomes in our current and future administrative and litigation proceedings;

•	Changes in governmental regulations, particularly in the areas of environmental, health and safety matters, fiscal incentives, and foreign investment;

•	Our ability to effectively introduce new products into the market and to protect or retain our intellectual property rights;

•	Changes in our ability to attract and retain high performance employees; and

•	Our ability to manage all costs and the funded status associated with our pension plans.

These and other risks, uncertainties, and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, those described under Item 1A "Risk Factors" of our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, could cause actual future results to differ materially from those projected in the forward-looking statements. In addition, actual future results could differ materially from those projected in the forward-looking statements as a result of changes in the assumptions used in making such forward-looking statements.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2018 financial results this morning at 10:00 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company, Inc. expects to webcast an investor telephone conference regarding its third quarter 2018 financial results on October 25, 2018 at 10:00 a.m., Eastern Time.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2017 net sales of $4.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$1,033.3	$1,012.1	$2,060.7	$2,007.5
Cost of products sold (1)	831.6	826.0	1,661.0	1,623.1
Gross profit	201.7	186.1	399.7	384.4

Operating expenses:
Selling, general and administrative expenses (1)	96.8	98.6	193.7	194.6
Research and development costs	9.4	11.1	19.4	23.6
Restructuring and other costs	21.0	23.8	34.4	28.2
Other operating income	(4.2)	(3.1)	(7.0)	(6.1)

Operating income	78.7	55.7	159.2	144.1

Interest expense	18.7	16.0	37.6	32.0
Other non-operating income (1)	(0.7)	(1.4)	(1.6)	(3.3)

Income before income taxes	60.7	41.1	123.2	115.4

Provision for income taxes	14.0	13.1	28.9	36.3

Net income	$46.7	$28.0	$94.3	$79.1

Basic earnings per share	$0.51	$0.31	$1.03	$0.86

Diluted earnings per share	$0.51	$0.30	$1.03	$0.85

Cash dividends paid per share	$0.31	$0.30	$0.62	$0.60

Weighted average shares outstanding:
Basic	91.0	92.0	91.0	92.2
Diluted	91.2	92.3	91.2	92.5

(1) Prior year information has been recast to reflect the adoption of pension accounting changes during the first quarter of 2018 and conform to current year presentation.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	June 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$51.0	$71.1
Trade receivables	480.8	448.7
Inventories	615.8	620.2
Prepaid expenses and other current assets	94.2	97.1
Total current assets	1,241.8	1,237.1

Property and equipment, net	1,272.6	1,318.1

Goodwill	848.7	852.7
Other intangible assets, net	130.6	142.3
Deferred charges and other assets	130.7	149.7
Total other long-term assets	1,110.0	1,144.7

TOTAL ASSETS	$3,624.4	$3,699.9

LIABILITIES

Current portion of long-term debt	$1.8	$5.0
Short-term borrowings	15.4	16.0
Accounts payable	484.3	477.2
Employee-related liabilities	78.9	73.1
Accrued income and other taxes	26.5	30.5
Other current liabilities	61.8	64.3
Total current liabilities	668.7	666.1

Long-term debt, less current portion	1,501.7	1,542.4
Deferred taxes	157.1	153.5
Other liabilities and deferred credits	128.3	136.7

TOTAL LIABILITIES	2,455.8	2,498.7

EQUITY

Common stock issued (129.3 and 129.1 shares, respectively)	12.9	12.9
Capital in excess of par value	594.5	590.4
Retained earnings	2,362.2	2,324.8
Accumulated other comprehensive loss	(468.6)	(394.5)
Common stock held in treasury (38.3 shares at cost)	(1,332.4)	(1,332.4)

TOTAL EQUITY	1,168.6	1,201.2

TOTAL LIABILITIES AND EQUITY	$3,624.4	$3,699.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$94.3	$79.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85.7	85.0
Share-based compensation	9.7	8.8
Deferred income taxes	0.2	2.3
Income of unconsolidated affiliated company	(1.3)	(1.4)
Cash dividends received from unconsolidated affiliated company	2.3	—
Net loss on disposal of property and equipment	2.6	4.7
Changes in working capital, excluding effect of currency	(40.9)	25.2
Changes in other assets and liabilities	8.2	(3.2)

Net cash provided by operating activities	160.8	200.5

Cash flows from investing activities
Additions to property and equipment	(82.9)	(97.2)
Proceeds from sale of property and equipment	1.7	0.5

Net cash used in investing activities	(81.2)	(96.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	2.2
Repayment of long-term debt	(3.3)	—
Net repayment of commercial paper	(30.6)	(13.3)
Net repayment of short-term debt	(0.2)	(1.6)
Cash dividends paid to shareholders	(57.4)	(56.7)
Common stock purchased for the treasury	—	(48.9)
Stock incentive programs and related tax withholdings	(5.6)	(8.5)

Net cash used in financing activities	(97.1)	(126.8)

Effect of exchange rates on cash and cash equivalents	(2.6)	3.8

Net decrease in cash and cash equivalents	(20.1)	(19.2)

Cash and cash equivalents balance at beginning of year	71.1	74.2

Cash and cash equivalents balance at end of period	$51.0	$55.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales
U.S. Packaging (a)	$683.7	$661.5	$1,349.7	$1,310.4
Latin America Packaging (b)	158.5	170.9	327.9	348.9
Rest of World Packaging (c)	191.1	179.7	383.1	348.2
Total net sales	$1,033.3	$1,012.1	$2,060.7	$2,007.5

Segment operating profit
U.S. Packaging (d)	$89.9	$80.1	$177.1	$163.6
Latin America Packaging (e)	9.0	2.9	17.0	16.5
Rest of World Packaging (f)	18.7	14.8	35.2	28.4

Restructuring and other costs	21.0	23.8	34.4	28.2
General corporate expenses	17.9	18.3	35.7	36.2

Operating income	78.7	55.7	159.2	144.1

Interest expense	18.7	16.0	37.6	32.0
Other non-operating income	(0.7)	(1.4)	(1.6)	(3.3)

Income before income taxes	$60.7	$41.1	$123.2	$115.4

Operating profit return on sales
U.S. Packaging (d / a)	13.1%	12.1%	13.1%	12.5%
Latin America Packaging (e / b)	5.7%	1.7%	5.2%	4.7%
Rest of World Packaging (f / c)	9.8%	8.2%	9.2%	8.2%

BEMIS COMPANY, INC. AND SUBSIDIARIES
SEGMENT SALES AND PROFIT INFORMATION
(in millions, except per share amounts and percentages)
(unaudited)

Components of changes in net sales	Q2 2018 % Change YoY	Q2 2018 YTD % Change YoY
U.S Packaging:
Organic sales growth (decline) *	3.4%	3.0%
U.S. Packaging	3.4%	3.0%

Latin America Packaging:
Currency effect	(16.1)%	(10.5)%
Organic sales growth (decline) *	8.8%	4.5%
Latin America Packaging	(7.3)%	(6.0)%

Rest of World Packaging:
Currency effect	4.8%	6.7%
Acquisition effect	1.0%	1.0%
Organic sales growth (decline) *	0.5%	2.3%
Rest of World Packaging	6.3%	10.0%

Total Company:
Currency effect	(1.9)%	(0.6)%
Acquisition effect	0.2%	0.2%
Organic sales growth (decline) *	3.8%	3.1%
Total change in net sales	2.1%	2.7%

*Organic sales growth (decline) = sum of price, mix, and volume

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE AND NET DEBT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Non-GAAP earnings per share
Diluted earnings per share, as reported	$0.51	$0.30	$1.03	$0.85

Non-GAAP adjustments per share, net of taxes:
Restructuring and related costs (1)	0.17	0.18	0.28	0.21

Diluted earnings per share, as adjusted	$0.68	$0.48	$1.31	$1.06

(1)
Restructuring and related costs include the 2016 restructuring plan focused on plant closures in Latin America and the 2017 restructuring plan focused on aligning the Company's cost structure to its environment. Restructuring related costs primarily include professional fees for consultants.

	June 30, 2018	December 31, 2017
Net Debt
Current portion of long-term debt	$1.8	$5.0
Short-term borrowings	15.4	16.0
Long-term debt, less current portion	1,501.7	1,542.4
Total debt	1,518.9	1,563.4
Less cash and cash equivalents	(51.0)	(71.1)
Net debt	$1,467.9	$1,492.3

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL AND EBITDA
(in millions)
(unaudited)

	Three Months Ended				12 months ended June 30, 2018
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net income (loss)	$46.7	$47.6	$(40.7)	$55.6	$109.2
Income taxes	14.0	14.9	(104.0)	26.4	(48.7)
Interest expense	18.7	18.9	17.1	16.7	71.4
Other non-operating (income) expense(3)	(0.7)	(0.9)	8.5	(1.7)	5.2
Earnings before interest and taxes (EBIT)(3)	78.7	80.5	(119.1)	97.0	137.1
Restructuring and other costs(3)	21.0	13.4	19.3	12.9	66.6
Goodwill impairment charge	—	—	196.6	—	196.6
Adjusted EBIT(3) (a)	99.7	93.9	96.8	109.9	400.3
Depreciation and amortization	42.5	43.2	42.3	42.5	170.5
Adjusted EBITDA(3)	$142.2	$137.1	$139.1	$152.4	$570.8

Average Invested Capital(1) (b)					$2,721.3
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					11.2%

	Three Months Ended				12 months ended June 30, 2017
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Net income	$28.0	$51.1	$60.5	$68.6	$208.2
Income taxes	13.1	23.2	29.2	33.1	98.6
Interest expense	16.0	16.0	15.7	15.1	62.8
Other non-operating (income) expense(3)	(1.4)	(1.9)	1.3	(0.6)	(2.6)
Earnings before interest and taxes (EBIT)(3)	55.7	88.4	106.7	116.2	$367.0
Restructuring and other costs	23.8	4.4	3.8	4.4	36.4
Adjusted EBIT(3) (a)	79.5	92.8	110.5	120.6	403.4
Depreciation and amortization	43.2	41.8	40.7	40.1	165.8
Adjusted EBITDA(3)	$122.7	$134.6	$151.2	$160.7	$569.2

Average Invested Capital(1) (b)					$2,747.4
Assumed tax rate(2) (c)					24.0%
Adjusted ROIC (a * (1 - c) / b)					11.2%

(1)	Average invested capital includes all equity and debt amounts, less cash, calculated on a five-quarter average.

(2)	Tax rate assumed to be the U.S. federal and state statutory rates. For comparative purposes, a consistent tax rate has been used for all periods presented.

(3)	Prior year information has been recast to reflect the adoption of pension accounting changes and conform to current year presentation.